Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-211718

Pricing Supplement dated December 21, 2018 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

$1,019,000

Autocallable Fixed Interest Barrier Notes Linked to the Least Performing among the Common Stock of Apple Inc., Amazon.com, Inc., and Netflix, Inc. Due December 23, 2021

The Toronto-Dominion Bank ("TD" or “we”) is offering the Autocallable Fixed Interest Barrier Notes (the “Notes”) linked to the least performing among the common stock of Apple Inc., Amazon.com, Inc., and Netflix, Inc. (each, a “Reference Asset” and together, the “Reference Assets”).

The Notes will pay you an Interest Payment on each Interest Payment Date at a per annum rate of 11.04%, regardless of the performance of the Reference Assets, unless the Notes are subject to an automatic call. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value. If the Notes are automatically called, on the first following Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to the Interest Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 60.00% of its Initial Value. The payment at maturity will be calculated as follows:

•          If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

the Principal Amount of $1,000

•          If the Final Value of any Reference Asset is less than its Barrier Value:

the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change

In this scenario, investors will suffer a loss on their initial investment that is proportionate to the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the Notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement (this “pricing supplement”), “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on December 27, 2018 against payment in immediately available funds.

The estimated value of your Notes at the time the terms of your Notes were set on the Pricing Date was $922.30 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-25 of this pricing supplement. The estimated value is less than the public offering price of the Notes.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$32.50	$967.50
Total	$1,019,000.00	$33,117.50	$985,882.50

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of this pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

[1]	Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $967.50 (96.75%) per $1,000.00 Principal Amount of the Notes.
[2]	TD Securities (USA) LLC (“TDS”) will receive a commission of $32.50 (3.25%) per $1,000.00 principal amount of the Notes and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or has offered the Notes directly to investors. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession of $32.50 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-24 of this pricing supplement.

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Autocallable Fixed Interest Barrier Notes Linked to the Least Performing among the Common Stock of Apple Inc., Amazon.com, Inc., and Netflix, Inc. Due December 23, 2021

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Fixed Interest Barrier Notes
Term:	Approximately 3 years, subject to an automatic call
Reference Assets:	The common stock of Apple Inc. (Bloomberg ticker: AAPL, “AAPL”) Amazon.com, Inc. (Bloomberg ticker: AMZN, “AMZN”), and the common stock Netflix, Inc. (Bloomberg ticker: NFLX, “NFLX")
CUSIP / ISIN:	89114QFZ6 / US89114QFZ63
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	December 21, 2018
Issue Date:	December 27, 2018, which is two Business Days following the Pricing Date.
Final Valuation Date:	December 21, 2021, subject to postponement in the same manner as a Call Observation Date, as described below under “Call Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. If such day is not a Trading Day, the Final Valuation Date shall be the first following Trading Day.
Maturity Date:	December 23, 2021, subject to postponement as described below under “Call Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement or, if such day is not a Business Day, the next following Business Day.
Call Feature:	If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, will pay you a cash payment equal to the Principal Amount, plus the Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

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Call Threshold Value:

With respect to AAPL, $150.73 (100.00% of its initial value).

With respect to AMZN, $1,377.45 (100.00% of its initial value).

With respect to NFLX, $246.39 (100.00% of its initial value).

Each Call Threshold Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:	Quarterly, on the 21st calendar day of each March, June, September and December, commencing on March 21, 2019 and ending on September 21, 2021, or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Call Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset.
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.
Interest Payment:

An Interest Payment will be paid to you on the corresponding Interest Payment Date regardless of the performance of each Reference Asset (unless the Notes are subject to an automatic call), in an amount equal to:

Principal Amount x Interest Rate x 1/12

Interest Rate:	11.04% per annum
Interest Payment Dates:	The 23rd calendar day of each month, commencing on January 23rd, 2019 and ending on the Maturity Date, or, if such day is not a Business Day, the next following Business Day. Each Interest Payment Date is subject to postponement as described above under “— Call Observation Dates” if the related Call Observation Date is postponed.
Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date, in addition to the Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:

If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

Principal Amount of $1,000.

If the Final Value of any Reference Asset is less than its Barrier Value:

$1,000 + $1,000 x Least Performing Percentage Change.

All amounts used in or resulting from any calculation relating to the Notes, including the Payment at Maturity, will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value

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Initial Value:

With respect to AAPL, $150.73.

With respect to AMZN, $1,377.45.

With respect to NFLX, $246.39.

In each case equal to its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:	For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of NASDAQ, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.
Barrier Value:

With respect to AAPL, $90.438 (60.00% of its initial value).

With respect to AMZN, $826.470 (60.00% of its initial value).

With respect to NFLX, $147.834 (60.00% of its initial value).

Each Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat each Note, for U.S. federal income tax purposes, as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Assets (the “Put Option Component”), allocated as specified herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences”. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page PS-21.
Canadian Tax Treatment:	Please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the Notes.
Record Date:	The Business Day preceding the relevant Interest Payment Date.
Calculation Agent:	TD

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Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).
Canadian Bail-in:	The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.

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Additional Terms of Your Notes

You should read this pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm

▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:

https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

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Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

The Potential Positive Return on the Notes Is Limited to the Interest Payments Paid on the Notes, Regardless of Any Appreciation in the Price of Any Reference Asset.

The potential positive return on the Notes is limited to the Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of the Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of the Interest Payments actually paid on the Notes, the return on the Notes will be less than the return would be if you made a direct investment in such Reference Asset or a security directly linked to the positive performance of such Reference Asset.

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if the Notes are not subject to an automatic call and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD with the same maturity date or if you invested directly in any of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.

If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

Investors Are Exposed to the Market Risk of Each Reference Asset.

Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on the Final Valuation Date. Poor performance by any Reference Asset will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.

The risk that (i) the Final Value of any Reference Asset is less than its Barrier Value and (ii) that you will lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Final Value of any Reference Asset will be less than its Barrier Value on the Final Valuation Date than if the Notes were linked to a single Reference Asset.

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Barrier Value on the Final Valuation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Barrier Value and Interest Rate are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Interest Rate and lower Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that the Closing Value of

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any Reference Asset is less than its Barrier Value on the Final Valuation Date is even greater despite a lower Barrier Value. Therefore, it is more likely that the Final Value of a Reference Asset will be less than its Barrier Value and that you will lose a significant portion or all of your initial investment at maturity.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.

The Interest Rate Will Reflect In Part the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.

Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Value of each Reference Asset could be less than its Barrier Value on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Interest Rate is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply during the term of the Notes, including on the Final Valuation Date, resulting in an increased risk of being exposed to the Least Performing Reference Asset on the Final Valuation Date, which could result in the loss of a significant portion or all of your Principal Amount.

There Are Single Stock Risks Associated with each Reference Asset.

The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and their issuers (the “Reference Asset Issuer”, and together, the “Reference Asset Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and the each Reference Asset Issuer's SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.

Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of the Notes.

We, the Agent and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of a Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

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We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset and, therefore, the market value of the Notes and any payments on the Notes.

Estimated Value

The Estimated Value of Your Notes Is Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes is lower than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.

The estimated value of your Notes is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially lower than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

TD SECURITIES (USA) LLC	P-9

If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Value of each Reference Asset remains equal to or greater than its Barrier Value or increases greater than its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

You Will Have No Rights to Receive Any Shares of a Reference Asset and You Will Not Be Entitled to Dividends or Other Distributions by a Reference Asset.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against any Reference Asset Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.

Each Call Observation Date, the Final Valuation Date and the Interest Payment Dates are subject to Market Disruption Events and Postponements.

Each Call Observation Date, the Final Valuation Date and each Interest Payment Date (including the Maturity Date), is subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.

We Do Not Control any Reference Asset Issuer and Are Not Responsible for Any of their Disclosures.

Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in Securities Exchange Commission filings or otherwise. You should make your own investigation into each of the Reference Asset Issuers.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent will adjust the Initial Price and Barrier Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Assets, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement and “Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Assets. Those events or other actions by any Reference Asset Issuer or a third party may nevertheless adversely affect the price of a Reference Asset, and adversely affect the value of your Notes.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-10

Anti-Dilution Adjustments

The section “General Terms of the Notes—Anti-Dilution Adjustments—Transferable Rights and Warrants” in the product prospectus supplement is replaced in its entirety with the following:

Transferable Rights and Warrants

If a Reference Asset Issuer issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than its Closing Value on the Trading Day before the ex-dividend date for such issuance, then the Calculation Agent may adjust the Initial Value and/or Final Value, as applicable, of that Reference Asset, or any other terms of the Notes as the Calculation Agent determines appropriate with reference to any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

TD SECURITIES (USA) LLC	P-11

Hypothetical Returns

The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the Payment at Maturity (rounded to two decimal places) or upon an automatic call are not estimates or forecasts of the Initial Value, the Final Value or the value of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume hypothetical Initial Values of $180.00, $1,700.00 and $280.00, Call Threshold Values of $180.00, $1,700.00 and $280.00 (each 100.00% of the applicable hypothetical Initial Value) and Barrier Values of $108.00, $1,020.00 and $168.00 respectively (each 60.00% of the applicable hypothetical Initial Value), an Interest Payment of $8.54 per Note (reflecting an Interest Rate of 10.25% per annum), that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Call Observation Date or on the Final Valuation Date. The actual terms of the Notes are indicated on the cover hereof.

Example 1 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the First Call Observation Date and The Notes Are Automatically Called.

Call Observation Date	Closing Values	Payment (per Note)
First

Reference Asset A: $180.00 (greater than or equal to its Call Threshold Value)

Reference Asset B: $1,700.00 (greater than or equal to its Call Threshold Value)

Reference Asset C: $280.00 (greater than or equal to its Call Threshold Value)

$1,000 (Principal Amount) + $8.54 (Interest Payment) $1,008.54 (Total Payment upon Automatic Call) + $17.08 (Interest Payments Previously Paid) $1,025.62 (Total Return)

If on the first Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, the Notes will be automatically called and, on the related Call Payment Date, we will pay you a cash payment equal to $1,008.54 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $17.08 received in respect of the prior Interest Payment Dates, you will have received $1,025.62, a return of 2.562% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Call Threshold Value on the Fourth Call Observation Date and The Notes Are Automatically Called.

Call Observation Date	Closing Value	Payment (per Note)
First through Third

Reference Asset A: Various (all less than its Call Threshold Value)

Reference Asset B: Various (all less than its Call Threshold Value)

Reference Asset C: Various (all less than its Call Threshold Value)

$76.86 (Aggregate Interest Payments through Third Call Observation Date)
Fourth

Reference Asset A: $200.00 (greater than its Call Threshold Value)

Reference Asset B: $1,800.00 (greater than its Call Threshold Value)

Reference Asset C: $300.00 (greater than its Call Threshold Value)

$1,000 (Principal Amount) + $8.54 (Interest Payment) $1,008.54 (Total Payment upon Automatic Call) + $93.94 (Interest Payments Previously Paid) $1,102.48 (Total Return)

If on the fourth Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value, the Notes will be automatically called and, on the related Call Payment Date, we will pay you a cash payment equal to $1,008.54 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $93.94 paid in respect of the prior Interest Payment Dates, the Bank will have paid you a total of $1,102.48 per Note, a return of 10.248% per Note. No further amounts will be owed under the Notes.

TD SECURITIES (USA) LLC	P-12

Example 3 —	The Closing Value of Each Reference Asset is Less than its Initial Value on each Call Observation Date and the Final Value of each Reference Asset is greater than or equal to its Barrier Value.

Call Observation Date	Closing Value	Payment (per Note)
First through Eleventh

Reference Asset A: Various (all less than its Call Threshold Value)

Reference Asset B: Various (all less than its Call Threshold Value)

Reference Asset C: Various (all less than its Call Threshold Value)

$281.82 (Aggregate Interest Payments through Eleventh Call Observation Date)
Final Valuation Date

Reference Asset A: $170.00 (greater than its Barrier Value; less than its Initial Value)

Reference Asset B: $1,500.00 (greater than its Barrier Value; less than its Initial Value)

Reference Asset C: $270.00 (greater than its Barrier Value; less than its Initial Value)

$1,000 (Principal Amount) + $8.54 (Interest Payment) $1,008.54 (Total Payment on Maturity Date) + $298.90 (Interest Payments Previously Paid) $1,307.44 (Total Return)

If the Closing Value of each Reference Asset on each of the first through eleventh Call Observation Dates is less than its Call Threshold Value on each Call Observation Date, we will pay the Interest Payment on the applicable Interest Payment Date and the Notes will not be subject to an automatic call. Then, because the Final Value of each Reference Asset is greater than its Barrier Value, on the Maturity Date we will pay you a cash payment equal to $1,008.54 per Note, reflecting the Principal Amount plus the applicable Interest Payment. When added to the Interest Payments of $298.90 paid in respect of the prior Interest Payment Dates, the Bank will have paid you a total of $1,307.44 per Note, a return of 30.744% per Note.

Example 4 —	The Closing Value of Each Reference Asset is Less than its Initial Value on each Call Observation Date and the Final Value of one Reference Asset is less than its Barrier Value.

Call Observation Date	Closing Value	Payment (per Note)
First through Eleventh

Reference Asset A: Various (all less than its Call Threshold Value)

Reference Asset B: Various (all less than its Call Threshold Value)

Reference Asset C: Various (all less than its Call Threshold Value)

$281.82 (Aggregate Interest Payments through Eleventh Call Observation Date)

Final Valuation Date

Reference Asset A: $54 (less than its Barrier Value, and Initial Value)

Reference Asset B: $2,900.00 (greater than its Barrier Value and Initial Value)

Reference Asset C: $250 (less than its Barrier Value, and Initial Value)

= $1,000 + ($1,000 x Percentage Change)

= $1,000 + ($1,000 x –70.00%)

+ $8.54 (Interest Payment)

$308.54 (Total Payment on Maturity Date)

+ $298.90 (Interest Payments Previously Paid)

$607.44 (Total Return)

If the Closing Value of each Reference Asset on each of the first through eleventh Call Observation Dates is less than its Call Threshold Value on each Call Observation Date, we will pay the Interest Payment on the applicable Interest Payment Date and the Notes will not be subject to an automatic call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and Least Performing Percentage Change in addition to the Interest Payment otherwise due, for a total of $308.54 per Note. When added to the Interest Payments of $298.90 paid in respect of the prior Interest Payment Dates, the Bank will have paid you a total of $607.44 per Note, a loss of 39.256% per Note.

TD SECURITIES (USA) LLC	P-13

Information Regarding the Reference Assets

Each Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® Service (“Bloomberg”).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) designs, manufactures and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, accessories, networking solutions, and third-party digital content and applications. Apple’s products and services include iPhone®, iPad®, Mac® , iPod®, Apple TV®, consumer and professional software applications, iOS and watchOSTM operating systems, iCloud®, Apple Pay® and a variety of accessory, service and support offerings. Apple also sells its products through its retail stores, online stores, and direct sales force, as well as through third-party cellular network carriers, wholesalers, retailers, and value-added resellers. In addition, Apple sells third-party iPhone, iPad, Mac and iPod compatible products, including application software and other accessories through its online and retail stores. Apple’s reportable operating segments consist of the Americas, Europe, Greater China, Japan and Rest of Asia Pacific. Information filed by Apple with the SEC can be located by reference to its SEC file number 001-36743, or its CIK Code: 0000320193. Apple’s website is apple.com. Apple’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AAPL.”

TD SECURITIES (USA) LLC	P-14

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 1, 2008 through December 21, 2018. On December 21, 2018, the Closing Price of the Reference Asset was $150.73. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Call Observation Date or on the Final Valuation Date.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$28.60	$16.49	$20.50	September 30, 2013	$72.53	$58.46	$68.11
June 30, 2008	$27.14	$21.02	$23.92	December 31, 2013	$81.44	$68.71	$80.16
September 30, 2008	$25.67	$15.04	$16.24	March 31, 2014	$79.62	$71.35	$76.68
December 31, 2008	$15.86	$11.50	$12.19	June 30, 2014	$94.25	$73.99	$92.93
March 31, 2009	$15.70	$11.17	$15.02	September 30, 2014	$103.30	$93.08	$100.75
June 30, 2009	$20.67	$15.53	$20.35	December 31, 2014	$119.00	$96.26	$110.38
September 30, 2009	$26.59	$19.34	$26.48	March 31, 2015	$133.00	$105.99	$124.43
December 31, 2009	$30.23	$25.82	$30.12	June 30, 2015	$132.65	$124.25	$125.43
March 31, 2010	$33.69	$27.43	$33.56	September 30, 2015	$132.07	$103.12	$110.30
June 30, 2010	$39.17	$33.69	$35.93	December 31, 2015	$122.57	$105.26	$105.26
September 30, 2010	$41.78	$34.31	$40.54	March 31, 2016	$109.56	$93.42	$108.99
December 31, 2010	$46.50	$39.81	$46.08	June 30, 2016	$112.10	$90.34	$95.60
March 31, 2011	$51.88	$46.67	$49.78	September 30, 2016	$115.57	$94.99	$113.05
June 30, 2011	$50.44	$45.05	$47.95	December 30, 2016	$118.25	$105.71	$115.82
September 30, 2011	$59.06	$49.03	$54.45	March 31, 2017	$144.12	$116.02	$143.66
December 30, 2011	$60.32	$51.93	$57.86	June 30, 2017	$156.10	$140.68	$144.02
March 30, 2012	$88.23	$58.75	$85.64	September 29, 2017	$164.05	$142.73	$154.12
June 29, 2012	$90.89	$75.73	$83.43	December 29, 2017	$176.42	$153.48	$169.23
September 28, 2012	$100.30	$82.13	$95.32	March 29, 2018	$181.72	$155.15	$167.78
December 31, 2012	$95.96	$72.71	$76.15	June 29, 2018	$193.98	$162.32	$185.11
March 28, 2013	$78.43	$60.01	$63.23	September 28, 2018	$228.36	$183.92	$225.74
June 28, 2013	$66.26	$55.79	$56.58	December 21, 2018*	$232.07	$150.73	$150.73

*This pricing supplement includes information for the fourth quarter of 2018 for the period from October 1, 2018 through December 21, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

TD SECURITIES (USA) LLC	P-15

The graph below illustrates the performance of the Reference Asset from December 21, 2008 to December 21, 2018. The dotted line represents the Contingent Interest Barrier Value and the Barrier Value of $90.438, which is equal to 60.00% of the Initial Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TD SECURITIES (USA) LLC	P-16

Amazon.com, Inc.

According to publicly available information, Amazon.com, Inc. (“Amazon”) serves consumers, sellers, developers, enterprises, and content creators, and generates most of its revenue from offering products and services to consumers through its retail websites. Amazon also manufactures and sells electronic devices, including Kindle e-readers and Echo. Amazon offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon. Amazon offers its customers direct access to their websites and through their mobile websites and apps. Amazon serves authors and independent publishers with Kindle Direct Publishing, an online platform that lets independent authors and publishers make their books available in the Kindle Store. Amazon offers programs that allow authors, musicians, filmmakers, app developers, and others to publish and sell content. Amazon serves developers through the AWS segment, which offers global computing, storage, database, and other service offerings. Amazon’s operations are organized into three principal segments: North America, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through North America-focused websites; International, consisting of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally-focused websites; and AWS, consisting of amounts earned from global sales of compute, storage, database, and other service offerings for start-ups, enterprises, government agencies, and academic institutions. Information filed by Amazon with the SEC can be located by reference to its SEC file number: 000-22513, or its CIK Code: 0001018724. Amazon’s website is amazon.com. Amazon’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “AMZN.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 1, 2008 through December 21, 2018. On December 21, 2018, the Closing Price of the Reference Asset was $1,377.45. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Call Observation Date or on the Final Valuation Date.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$97.43	$61.20	$71.30	September 30, 2013	$318.12	$280.93	$312.64
June 30, 2008	$84.51	$71.99	$73.33	December 31, 2013	$404.39	$298.23	$398.79
September 30, 2008	$88.09	$63.35	$72.76	March 31, 2014	$407.05	$336.52	$336.52
December 31, 2008	$69.58	$35.03	$51.28	June 30, 2014	$342.99	$288.32	$324.78
March 31, 2009	$75.58	$48.44	$73.44	September 30, 2014	$360.84	$307.06	$322.44
June 30, 2009	$87.56	$73.50	$83.66	December 31, 2014	$338.64	$287.06	$310.35
September 30, 2009	$93.85	$75.63	$93.36	March 31, 2015	$387.83	$286.95	$372.10
December 31, 2009	$142.25	$88.67	$134.52	June 30, 2015	$445.99	$370.26	$434.09
March 31, 2010	$136.55	$116.00	$135.73	September 30, 2015	$548.39	$429.70	$511.89
June 30, 2010	$150.09	$108.61	$109.26	December 31, 2015	$693.97	$520.72	$675.89
September 30, 2010	$160.73	$109.14	$157.06	March 31, 2016	$636.99	$482.07	$593.64
December 31, 2010	$184.76	$153.03	$180.00	June 30, 2016	$728.24	$586.14	$715.62
March 31, 2011	$191.25	$160.97	$180.13	September 30, 2016	$837.31	$725.68	$837.31
June 30, 2011	$206.07	$178.34	$204.49	December 30, 2016	$844.36	$719.07	$749.87
September 30, 2011	$241.69	$177.79	$216.23	March 31, 2017	$886.54	$753.67	$886.54
December 30, 2011	$246.71	$173.10	$173.10	June 30, 2017	$1,011.34	$884.67	$968.00
March 30, 2012	$205.44	$175.93	$202.51	September 29, 2017	$1,052.80	$938.60	$961.35
June 29, 2012	$231.90	$185.50	$228.35	December 29, 2017	$1,195.83	$957.10	$1,169.47
September 28, 2012	$261.68	$215.36	$254.32	March 29, 2018	$1,598.39	$1,189.01	$1,447.34
December 31, 2012	$261.50	$220.64	$251.14	June 29, 2018	$1,750.08	$1,371.99	$1,699.80
March 28, 2013	$283.99	$253.39	$266.49	September 28, 2018	$2,039.51	$1,693.96	$2,003.00
June 28, 2013	$281.76	$248.23	$277.69	December 21, 2018*	$2,004.36	$1,377.45	$1,377.45

*This pricing supplement includes information for the fourth quarter of 2018 for the period from October 1, 2018 through December 21, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

TD SECURITIES (USA) LLC	P-17

The graph below illustrates the performance of the Reference Asset from December 21, 2008 to December 21, 2018. The dotted line represents the Contingent Interest Barrier Value and the Barrier Value of $826.470, which is equal to 60.00% of the Initial Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TD SECURITIES (USA) LLC	P-18

Netflix, Inc.

According to publicly available information, Netflix, Inc. (“Netflix”) is an Internet television network. Through subscriptions, Netflix's members can watch TV shows and movies directly on their TVs, computers and mobile devices. Netflix operates in three segments: Domestic streaming, International streaming and Domestic DVD. The Domestic and International streaming segments derive revenues from monthly membership fees for services consisting solely of streaming content. The Domestic DVD segment derives revenues from monthly membership fees for services consisting solely of DVD-by-mail in the U.S. Information filed by Netflix with the SEC can be located by reference to its SEC file number: 001-35727, or its CIK Code: 0001065280. Netflix’s website is netflix.com. Netflix’s common stock is listed on the NASDAQ Global Select Market under the ticker symbol “NFLX.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 1, 2008 through December 21, 2018. On December 21, 2018, the Closing Price of the Reference Asset was $246.39. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Call Observation Date or on the Final Valuation Date.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2008	$5.45	$3.11	$4.95	September 30, 2013	$44.86	$31.56	$44.17
June 30, 2008	$5.81	$3.72	$3.72	December 31, 2013	$54.37	$41.20	$52.60
September 30, 2008	$4.71	$3.82	$4.41	March 31, 2014	$65.00	$46.96	$50.29
December 31, 2008	$4.29	$2.56	$4.27	June 30, 2014	$64.10	$44.89	$62.94
March 31, 2009	$6.20	$4.22	$6.13	September 30, 2014	$69.20	$60.27	$64.45
June 30, 2009	$7.09	$5.30	$5.91	December 31, 2014	$66.69	$45.21	$48.80
September 30, 2009	$6.82	$5.53	$6.60	March 31, 2015	$69.00	$45.55	$59.53
December 31, 2009	$8.73	$6.37	$7.88	June 30, 2015	$97.31	$59.02	$93.85
March 31, 2010	$10.72	$7.02	$10.53	September 30, 2015	$126.45	$93.51	$103.26
June 30, 2010	$18.12	$10.71	$15.52	December 31, 2015	$130.93	$97.32	$114.38
September 30, 2010	$24.38	$14.00	$23.17	March 31, 2016	$117.68	$82.79	$102.23
December 31, 2010	$29.41	$21.33	$25.10	June 30, 2016	$111.51	$85.33	$91.48
March 31, 2011	$35.36	$25.41	$33.90	September 30, 2016	$100.09	$85.84	$98.55
June 30, 2011	$39.10	$32.59	$37.53	December 30, 2016	$128.35	$99.50	$123.80
September 30, 2011	$42.68	$16.17	$16.17	March 31, 2017	$148.06	$127.49	$147.81
December 30, 2011	$17.61	$9.12	$9.90	June 30, 2017	$165.88	$139.76	$149.41
March 30, 2012	$18.46	$10.32	$16.43	September 29, 2017	$189.08	$146.17	$181.35
June 29, 2012	$16.28	$8.95	$9.78	December 29, 2017	$202.68	$177.01	$191.96
September 28, 2012	$12.14	$7.68	$7.78	March 29, 2018	$331.44	$201.07	$295.35
December 31, 2012	$13.67	$8.01	$13.25	June 29, 2018	$416.76	$280.29	$391.43
March 28, 2013	$28.06	$13.14	$27.06	September 28, 2018	$418.97	$316.78	$374.13
June 28, 2013	$34.77	$23.29	$30.16	December 21, 2018*	$381.43	$246.39	$246.39

*This pricing supplement includes information for the fourth quarter of 2018 for the period from October 1, 2018 through December 21, 2018. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

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The graph below illustrates the performance of the Reference Asset from December 21, 2008 to December 21, 2018. The dotted line represents the Contingent Interest Barrier Value and the Barrier Value of $147.834, which is equal to 60.00% of the Initial Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Assets (the “Put Option Component”). In accordance with this treatment, you agree to treat each Fixed Interest Payment as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:

Fixed Interest Rate	Interest on Debt Component	Put Option Component
11.04% per annum	3.56%	7.48%

We intend to treat the Debt Component as having a term greater than one year, so that interest payments in respect of the Debt Component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income purposes. If, however, the Debt Component were treated as having a term of one year or less, amounts treated as interest on the Debt Component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.

Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale, automatic call or maturity of the Notes. At maturity, such payments would be taxed as a short-term capital gain.

If the Notes are automatically called prior to the Maturity Date, you generally should not recognize gain or loss with respect to the Debt Component, and you generally should recognize the total put option premium received as short-term capital gain on the applicable Call Payment Date.

Upon a sale of the Notes for cash, you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of sale. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the sale proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the Debt Component for more than one year at the time of sale. If the Put Option Component has a positive value on the date of sale, you should generally recognize short-term capital gain equal to the portion of the sale proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of sale, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the sale price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein.

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Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Possible changes in law. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the Put Option Component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisors as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. This section applies only if you are a non-U.S. holder. For these purposes, you are a non-U.S. holder if you are the beneficial owner of the Notes and are, for U.S. federal income tax purposes:

•	a non-resident alien individual;
•	a non-U.S. corporation; or
•	an estate or trust that, in either case, is not subject to U.S. federal income tax on a net income basis on income or gain from the Notes.

If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of the Notes generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any Reference Asset Issuer or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non- U.S. holder in respect of a Note upon a taxable disposition of the Note to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC or the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all

TD SECURITIES (USA) LLC	P-22

other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

Based on our determination that the Notes are not “delta-one” with respect to the Reference Assets, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Assets or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Assets or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Assets or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or has offered the Notes directly to investors. TDS or other registered broker-dealers have offered the Notes at the public offering price set forth on the cover page of this pricing supplement. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $967.50 (96.75%) per Note. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to European Economic Area Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes were determined on the Pricing Date, based on prevailing market conditions on the Pricing Date, and are set forth in this pricing supplement.

The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.

On the cover page of this pricing supplement, we have provided the initial estimated value for the Notes. This estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-7. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”

Our estimated value of the Notes is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

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Events of Default

The indenture provides holders of Notes with remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become bankrupt. Holders should review the applicable provisions and understand which of our actions would trigger an event of default and which actions would not.

Under the indenture, “event of default” means any of the following:

•	we default in the payment of the principal of or interest on, as applicable, any note of that series and, in each case, the default continues for a period of 30 Business Days; or
•	we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, (ii) we go into liquidation, either voluntary or under an order of a court of competent jurisdiction or (iii) we pass a resolution for our winding-up, liquidation or dissolution (with certain exceptions).

The indenture permits the issuance of notes in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis. For purposes of this section, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

The indenture provides that:

•	if an event of default due to the default in payment of principal of or, if applicable, any premium or interest on, any series of senior notes issued under the indenture, or due to any event of default referred to in the last bullet of the preceding paragraph applicable to the senior notes of that series but not applicable to all outstanding senior notes issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes of each affected series, voting as a single class, by notice in writing to TD, may declare the principal of (or such other amount as may be specified) all senior notes of each affected series and, if applicable, interest accrued thereon to be due and payable immediately; and
•	if an event of default due to specified events of bankruptcy, insolvency, winding up or liquidation of TD, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding senior notes issued under the senior debt indenture, treated as one class, by notice in writing to TD may declare the principal of (or such other amount as may be specified) all those senior notes and, if applicable, interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding senior notes affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the senior notes.

Differences in Events of Default

Notes issued by us prior to September 23, 2018, such as the Series A notes and the Series B notes, contain events of default that are different from those set forth above. In particular, the events of default applicable to the Series A notes and the Series B notes do not provide for a 30-business-day cure period with respect to any failure by us to pay the principal of or, if applicable, interest on those senior notes. Accordingly, if we fail to pay the principal of any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 7-day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay the principal of the notes. In addition, if we fail to pay, if applicable, interest on any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 30-calendar day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay, if applicable, the interest on the notes.

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Validity of the Notes

In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 31, 2016 which has been filed as Exhibit 5.3 to the registration statement on form F-3 filed by the Bank on May 31, 2016.

In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 31, 2016, which has been filed as Exhibit 5.2 to the registration statement on form F-3 filed by TD on May 31, 2016.

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